 EXHIBIT 99

From the CEO’s Desk

August, 2012:

Earnings

We reported a net profit for the second quarter of 2012 totaling $253,000. This is the fourth consecutive quarter of positive earnings, and a significant improvement from the $783,000 loss reported for the second quarter of 2011. A number of key performance areas showed continued improvement. For the first six months of 2012, net profit totaled $1,470,000, compared to a net loss of $4,825,000 for the first six months of 2011. Here are a few highlights:

1.	Our total problem assets continued to decline, and were reduced by an additional $2.3 million in the second quarter compared to the first quarter of 2012. Over the past 12 months, total problem assets have declined by $18.9 million. This has occurred due to various resolutions of these problem loans, as well as improvements in the financial condition of the underlying companies supporting these loans.
2.	Improvements in our local economy and reductions of our problem assets have allowed us to reduce our provision set aside for potential loan losses. During the second quarter of 2012, this loan loss provision expense totaled $1,050,000, which is a $1,800,000 reduction from our provision expense in the second quarter of 2011.
3.	Our overall financial performance continued to improve. Our $253,000 profit for the second quarter was net of approximately $1.8 million in one-time expenses, indicating a very strong core earnings improvement. Our net interest margin and net interest income have improved as a result of lower funding costs and the improved deployment of lower yielding liquid assets into higher yielding loans and investments. Non-interest income has improved in some key areas, particularly origination fees on mortgage loans sold, which reflected a 92% increase in the first half of 2012 compared to the same period for 2011. Non-interest expenses have declined by 7% in 2012, primarily due to declines in credit related costs such as losses from the sale of foreclosed properties and decreases in professional fees.
4.	The one-time expenses mentioned above primarily relate to accruals established for an anticipated settlement with the IRS. As mentioned in previous communications, we are currently being audited for the tax years 2007 through 2009, as losses incurred during those years related largely to charged off loans. The IRS has taken exception to some of the charges taken, in spite of the fact that our methodology was in compliance with bank regulatory standards. We expect the audit to conclude in the near future, and we have strongly objected to the IRS’ position. However, we feel it is in our company’s best interest to offer a settlement at this time in order to avoid further legal, accounting, and internal costs associated with an audit that is nearing its two year anniversary.

You can view a copy of our press release for the second quarter of 2012 as well as our comments to investors during our August 3rd conference call by accessing the Investor Relations section of our website at www.mbandt.com.

Capital

Our capital ratios remain adequate by regulatory standards but less than that required under our regulatory agreement. It is notable however that all applicable capital ratios have shown improvement in each of the past five quarters. In addition, total cash assets, or liquidity, are at historically high levels for our company. Both of these measurements indicate that we have the resources necessary to meet the demands of our loan and deposit customers, and we continue to actively pursue new business. As you may recall, during 2009 and 2010 we set aside a reserve for our Deferred Tax Asset (DTA), since at that time our earnings were negative. The accounting guidelines required us to set aside the DTA until we could demonstrate a consistent positive net income. This reserve now totals $25.2 million. If we continue to report positive net earnings, and our auditors agree that the prospect for future earnings remains positive, we will be allowed to return these reserves in the form of income. We hope to be able to demonstrate the ability to begin to return the DTA reserve to income sometime in 2013. While we continue to evaluate our options for raising additional capital and may opportunistically take advantage of private investor interest in smaller private placements of our securities, market conditions remain generally unfavorable to a public capital raise and as a result we have no present plans to pursue a large scale public capital offering. Capital reserves have improved modestly and we expect our primary focus to be on continued earnings improvement to build our capital reserves further.

Our Commitment to the Communities We Serve:

As Monroe County’s only locally controlled commercial bank, we take our obligation to provide the financial service needs for local residents, businesses, and municipalities seriously. Our focus on customer service and innovative products that meet the needs of our customers has allowed us to stand out among others who only pretend to engage in community banking. Maintaining the position as our market’s “premier” provider of financial services is not an easy task in a highly competitive environment. It is a reflection, however, of the dedication and hard work of our staff, all of whom are focused on providing value-added services and products for our customers.

Throughout the financial crisis, we have continued to lend money to local businesses and individuals. During the second quarter, fees earned from mortgage loans sold into the secondary market increased a whopping 137% compared to the second quarter of 2011. We are very pleased with the recent expansion of product offerings within our Residential Mortgage Department, and continuously look for ways to improve our market share in this area as the demand for new housing improves as well. We have also been aggressive in finding creative ways to meet the lending needs of our growing commercial customers through products provided by the Small Business Administration (SBA), the United States Department of Agriculture (USDA), and the Michigan Economic Development Corporation (MEDC). As a result of these efforts, we reflected a modest increase in loans outstanding in the second quarter of 2012 compared to the first quarter. This is the first such increase in over 4 years, and is an encouraging sign that the local economy is slowly improving.

Our strategic plan continues to be focused on improving asset quality, earnings, and capital ratios. While doing so, we are committed to maintaining our presence as a major influence on the quality of life in the communities we serve. Our partnerships with local community organizations, our superior products and services, and our customer-oriented approach to doing business continue to provide value that we feel will ultimately reflect on our shareholders and stakeholders alike.

We thank you for your continued loyalty and support.

Sincerely,

H. Douglas Chaffin

President & CEO Member FDIC